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FOR IMMEDIATE RELEASE                             FOR MORE INFORMATION CONTACT:
                                                  LAURA AYERS (703) 406-5000

           ORBITAL ANNOUNCES SECOND QUARTER 1996 FINANCIAL RESULTS

            -- Quarterly Revenues Up 42% Compared to Last Year --

        -- All-Time Record Profits and Order Backlog Also Reported --

(DULLES, VA, July 18, 1996) -- Orbital Sciences Corporation (ORBI NASDAQ) today announced its second quarter 1996 financial results, reporting record revenues of $116,512,000, an increase of 42% over 1995 second quarter revenues of $81,766,000. The company also reported record net income of $3,839,000 for the quarter (or $0.14 earnings per share on a fully diluted basis) compared to a net loss of approximately $1,626,000 in the second quarter of 1995 (or $0.07 loss per share on a fully diluted basis). Revenues for the six months ended June 30, 1996 totaled approximately $221,406,000 as compared to $170,741,000 for the 1995 six-month period, representing a 30% increase. Net income for the six-month period ended June 30, 1996 was approximately $6,967,000 (or $0.26 earnings per share on a fully diluted basis) as compared to a net loss of $2,768,000 in 1995 (or $0.11 loss per share on a fully diluted basis).

In the second quarter of 1996, the companys space infrastructure business, including launch vehicles, satellites, sensors and electronics, and ground systems, generated revenues of $97,500,000 and net income of $6,922,000; its satellite access products business, including navigation and communications devices, generated revenues of $18,688,000 and net income of $1,582,000; and, as anticipated, its satellite-provided services business (primarily ORBCOMM and ORBIMAGE) generated revenues of $324,000 and start-up losses of $4,665,000. For the six-month period ended June 30, 1996, space infrastructure generated revenues of $179,161,000 and net income of $11,757,000; satellite access products generated revenues of $41,456,000 and net income of $3,282,000; and satellite-provided services generated revenues of $789,000 and losses of $8,072,000.

First-half 1995 results included a $4,160,000 adjustment for the adoption of a new accounting principle (included in the first quarter of 1995), and have been restated to reflect the November 1995 acquisition of MacDonald, Dettwiler & Associates Ltd., which was accounted for as a pooling of interests transaction.

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The company's backlog reached an all-time high in the second quarter.  Firm backlog was approximately $650,000,000 at June 30, 1996 as compared to $540,000,000 at March 31, 1996 and $495,000,000 at June 30, 1995, representing an increase of over 20% in three months and over 32% in one year. Total order backlog, which includes firm backlog and option orders not yet exercised, was approximately $1,900,000,000 at June 30, 1996.

"Following an outstanding first quarter, Orbital's second quarter financial and operational results were even better," stated Mr. David W. Thompson, Orbital's President and Chief Executive Officer. "From a financial perspective, the company achieved all-time record revenues, backlog and earnings, and ended the quarter well positioned for the rest of 1996. Operationally, we had two successful Pegasus missions in the last several months, and continued the initial roll-out of ORBCOMM commercial satellite messaging services in the United States and Canada," Mr. Thompson added. Also, as previously announced, Orbital was awarded contracts totaling over $300,000,000 for its launch vehicles, satellites, sensors and electronics, and ground systems during the quarter.

Orbital is a space and information systems company that designs, manufactures, operates and markets a broad range of affordable space infrastructure systems, satellite access products and satellite-provided services, including launch vehicles, satellites, sensors and electronics, satellite ground systems and software, satellite-based navigation and communications products, and satellite-delivered communications and Earth observation services.



                              Summary Quarterly Financial Data

                     -----------------------------------------------------
                        Three Months        Three Months            %
                        June 30, 1996       June 30, 1995        Change
                     -----------------------------------------------------

Revenues                $116,512,000          $81,766,000         +42%
Net Income                 3,839,000          (1,626,000)          N/A
Earnings Per Share              0.14               (0.07)          N/A
Firm Backlog             651,000,000          495,000,000         +32%
Total Backlog          1,875,000,000        1,296,000,000         +45%


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